HOLLYWOOD MEDIA CORP. REPORTS 2004 FINANCIAL RESULTS

- Full Year 2004 Revenues Increase 12.5% over 2003 -

- Fourth Quarter 2004 Revenues Increase 23.2% over Fourth Quarter 2003 -

- Hollywood.com TV Cable Network Tops 10 Million Subscriber Milestone -

(Boca Raton, FL – March 24, 2005) – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced record revenues for the fourth quarter and twelve months ended December 31, 2004.

FINANCIAL RESULTS

Net revenues for the three months ended December 31, 2004 increased 23.2 percent to $23.7 million compared to the $19.2 million in the same period of 2003. Total operating expenses increased 32.3 percent to $27.4 million from $20.7 million in the fourth quarter of 2003.  The net loss for the fourth quarter of 2004 was $3.8 million, or $0.13 per share with 30.2 million weighted average shares outstanding during the period, compared with a net loss of $0.8 million, or $0.04 per share with 21.5 million weighted average shares outstanding during the period, for fourth quarter 2003.  The increase in net loss was attributable, in part, to the following increases in operating expenses: approximately $0.8 million in operating expenses related to Studio Systems (which the Company acquired on July 1, 2004), of which approximately $0.5 million in quarterly expenses have been eliminated as of December 31, 2004 (which cost savings are expected to be reflected beginning in the first quarter of 2005); expenses of approximately $0.7 million in accounting and consulting fees relating to compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002; and $0.5 million in increased audit fees.  Further, the change in the results for the fourth quarter of fiscal 2004 as compared to the fourth quarter of fiscal 2003 was impacted by a $1.4 million non-cash gain in the fourth quarter of 2003, which gain resulted from Hollywood Media’s decision to exchange a $2.0 million note receivable held by Hollywood Media for the 20.0 percent ownership interest in Hollywood Media’s Baseline/FilmTracker business that was not already owned by Hollywood Media. The interest was held by Fountainhead Media, which had initially sold FilmTracker to Hollywood Media.  This resulted in a non-operational gain in other income in the fourth quarter of fiscal 2003 of $1.4 million, as compared to zero in the fourth quarter of fiscal 2004.

Net revenues for the twelve months ended December 31, 2004 increased 12.5 percent, to $73.0 million from $64.9 million for the same period of 2003. Total operating expenses were $82.9 million, up 14.4 percent from the $72.4 million in 2003. The Company had an operating loss of $9.9 million for fiscal

HOLLYWOOD MEDIA CORP. REPORTS 2004 FINANCIAL RESULTS

2004 compared to an operating loss of $7.6 million for fiscal 2003. The net loss for fiscal 2004 was $11.5 million, or $0.41 per share with 27.8 million weighted average shares outstanding during the period, compared with a net loss of $7.4 million, or $0.36 per share with 20.8 million weighted average shares outstanding during the period, for fiscal 2003.

“We saw significant improvements in revenues during 2004 and are pleased that this momentum has not only continued but accelerated during the first two months of fiscal 2005,” commented Mitchell Rubenstein, Hollywood Media’s Chief Executive Officer. “Traffic at our Hollywood.com site reached an all-time record level of 5.1 million unique visitors in February 2005, according to ComScore MediaMetrix, as compared to 1.8 million unique visitors in February 2004, an increase of approximately 183 percent. This sets the stage for expected increased Internet advertising sales in 2005.  So far in 2005 we have already obtained advertisers’ commitments for ad buys totaling more than 60 percent of our ad sales for all of 2004. Our Broadway Ticketing revenues, including Broadway.com and 1-800-Broadway, grew 27.6 percent in the fourth quarter of 2004 compared to the same period in 2003, due primarily to a 41.3 percent increase in sales of tickets on Broadway.com and 1-800-Broadway.  Our Data Business, which consists of CinemaSource, EventSource, ExhibitorAds and Baseline/StudioSystems, continued to show strong growth largely due to the acquisition of StudioSystems in the third quarter of 2004, increasing revenues by 35.5 percent in the fourth quarter of 2004 as compared to the corresponding period in 2003, and we see this unit as having significant upside potential for 2005 and beyond as we leverage the low fixed expenses in this expanding unit. We have just begun to recognize more cross-selling opportunities by way of new customer contracts for the Data Business that generate revenue for both of our Baseline and Source businesses.”

Mr. Rubenstein continued, “Our cable TV network, Hollywood.com Television, topped the 10 million subscriber milestone in February 2005, and we have commenced selling activities with the goal to achieve measurable advertising sales for that segment.  MovieTickets.com (in which we have a 26.2 percent equity interest) saw an approximate 93 percent increase in traffic, according to ComScore MediaMetrix, with 5.8 million unique users in February 2005 compared to 3.0 million in February 2004. We have a diverse and complementary portfolio of products, properties and services, and our focus now is on leveraging our existing infrastructure and assets to continue growing our overall business while improving our margins.”

SEGMENT RESULTS

Broadway Ticketing:

Broadway Ticketing revenue during the fourth quarter of 2004 was $20.1 million, a 27.6 percent increase compared to the $15.7 million in the fourth quarter of 2003 and a 72.3 percent sequential increase compared to the $11.7 million in the third quarter of 2004. The Company attributes such sequential increase not only to the normal seasonal fourth quarter increase, but also to the launch in early November 2004 of a redesigned and enhanced Broadway.com website.  For the year, revenues in this division were $59.7 million, up 14.2 percent from the $52.3 million in 2003.

HOLLYWOOD MEDIA CORP. REPORTS 2004 FINANCIAL RESULTS

Mr. Rubenstein continued: “As we move into what has traditionally been a slow season for Broadway Ticketing, we are seeing extremely positive trends, bucking the typical seasonality. Ticket purchases by consumers in our Broadway Ticketing division in January and February 2005 are up approximately 32 percent overall, as compared to the same periods of 2004, driven by an approximately 78 percent increase in ticket purchases on our redesigned Broadway.com site and 1-800-Broadway, an approximately 281 percent increase in hotel room package purchases and approximately 100 percent increase in gift certificate purchases. We expect to build on the strong quarter-over-quarter increase we saw in the fourth quarter and increase our momentum in 2005.”

Data Business

The Data Business segment contributed revenue of $2.3 million during the fourth quarter of 2004, a 35.5 percent increase from the $1.7 million in the fourth quarter of 2003. For the year, Data Business revenues were $8.0 million, up 15.1 percent from the $6.9 million in fiscal 2003.  The increase was primarily attributable to the acquisition of Studio Systems, which occurred in the third quarter of 2004.

“We have now substantially completed the integration of StudioSystems, and as a result, eliminated a significant amount of SG&A expense which will benefit the Company in 2005,” Mr. Rubenstein commented. “We’ve also recently signed several contracts with current and new customers for our Data Business division, including both Baseline and Source businesses, providing, in the aggregate, approximately $1.0 million in incremental annual revenue with little change to our operating expenses to service those contracts, and we expect these contracts to begin contributing revenue by the second quarter of 2005. As we have previously said, this division operates with high operating leverage, generally with low incremental costs on incremental revenue. Therefore, further anticipated revenue growth in this division should boost the aggregate profits generated in this division. We see this division as one of the key components of our future growth.”

Internet Advertising Sales

The Internet Advertising Sales division had $0.8 million in sales during the fourth quarter of 2004, a 13.5 percent decrease from the $0.9 million in the fourth quarter of 2003 and a 49.2 percent increase when compared sequentially to revenue of $0.5 million in the third quarter of fiscal 2004.  Internet Advertising Sales had $2.8 million in revenue for each of the twelve months ended December 31, 2004 and December 31, 2003.

“The increased traffic to our flagship Internet property, Hollywood.com, creates the capacity for us to sell more ads, and our successful recruitment in the third quarter of a veteran sales leader for Internet advertising has rapidly paid dividends, as evidenced by the sequential growth in revenue from the third quarter to the fourth quarter of 2004.”  Mr. Rubenstein continued: “This trend has accelerated in the early part of 2005, as year-to-date we have already obtained advertisers’ commitments for ad buys totaling more than 60 percent of our ad sales for all of 2004. Hollywood.com traffic was up approximately 183 percent to 5.1 million unique users for February 2005 compared to 1.8 million unique users in February 2004.  If this trend continues, we expect that the combination of increased traffic and strong ad sales leadership will enable Internet Advertising Sales to be a more significant contributor to our overall growth this year.”

HOLLYWOOD MEDIA CORP. REPORTS 2004 FINANCIAL RESULTS

Hollywood.com Television

“The Company’s cable TV network, Hollywood.com Television, exceeded the 10 million subscriber threshold approximately four months ahead of internal projections, reaching a key milestone.  Hollywood Media’s MSO network expanded the reach of Hollywood.com Television to several new geographic areas,” Mr. Rubenstein commented.  The Company expects that with this expanded subscriber footprint, the cable network will begin to generate ad sales.

Intellectual Property

The Intellectual Property division had revenues of $0.5 million for the fourth quarter of 2004, down 41.3 percent from the $0.9 million for the fourth quarter of 2003 and down slightly from the $0.6 million in the third quarter of 2004. The decrease in revenues was attributable to the timing of the delivery of manuscripts, with fewer manuscripts delivered in the three months ended December 31, 2004 versus the same period in 2003.  For the year, Intellectual Properties revenue decreased 12.4 percent to $2.5 million in 2004 from $2.8 million in 2003.

The financial results discussed herein and the financial tables included herewith are unaudited and should be considered preliminary.  These financial results are subject to the completion of the annual audit by the Company’s independent registered public accounting firm and the filing of the Company's Form 10-K report for 2004 containing the Company's audited financial statements.  We can provide no assurance that these results will not be subject to adjustment upon completion of the audit.

2005 ANNUAL MEETING DATE

The Company currently plans to hold its 2005 Annual Meeting of Shareholders on or about June 16, 2005, which is a change of more than 30 days from the anniversary of the Company’s 2004 Annual Meeting. Consequently, any shareholder proposal sought to be included in the Company’s proxy materials for the 2005 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company a reasonable time before it begins to print its proxy materials. The Company considers such proposals received by April 8, 2005 to be a reasonable time before it begins to print its proxy materials. Such proposals also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

For any shareholder proposal that is not submitted for inclusion in the proxy statement, but is instead sought to be presented directly at the 2005 annual meeting, SEC rules permit management to vote proxies in its discretion if: (i) the Company receives notice of the proposal a reasonable time before it mails its proxy materials for the 2005 annual meeting and advises shareholders in the 2005 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) we do not receive notice of the proposal prior to the time required as described in the foregoing clause (i). The Company considers such proposals received by April 8, 2005 to be a reasonable time before it begins to mail its proxy materials.

Shareholder proposals, or notices of intention to present proposals at the 2005 annual meeting, should be addressed to: Secretary, Hollywood Media Corp., 2255 Glades Road, Suite 221A, Boca Raton, Florida 33431.

HOLLYWOOD MEDIA CORP. REPORTS 2004 FINANCIAL RESULTS

TELECONFERENCE INFORMATION

As previously announced, management is hosting a teleconference to discuss the Company’s 2004 financial results. The conference call is scheduled for today, Thursday, March 24, 2005, at 9:00 a.m. Eastern Time.

To access the teleconference, please dial 800-231-5571 if calling within the United States or 973-582-2703 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.hollywood.com/about_us/. Following prepared remarks, management will take questions from the audience via phone and e-mail. To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call.

If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through March 31, 2005, and it can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 5813418. A replay of the teleconference and a copy of this press release will also be archived for a longer period on the investor relations portion of the Company’s web site.

About Hollywood Media Corp.

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses. The Company's Data Business includes CinemaSource, EventSource, ExhibitorAds and Baseline/StudioSystems. The Company's Broadway Tickets business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply media outlets with specific information on entertainment events, such as movies, live theater and concerts, and sell tickets for Broadway, as well as hotel and Broadway ticket packages.  The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates the cable television network, Hollywood.com Television.

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues and cost efficiencies, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2003. Such forward-looking statements speak only as of the date on which they are made. The financial results included in this press release are preliminary and are subject to completion by the Company's independent registered public accounting firm of its audit of the Company’s financial statements, which results will be contained in the Company's Form 10-K report for 2004.

Contact:

Matthew Hayden

Hayden Communications, Inc.

matt@haydenir.com

858-704-5065

[FINANCIAL TABLES ATTACHED]

HOLLYWOOD MEDIA CORP. REPORTS 2004 FINANCIAL RESULTS

The following financial tables are unaudited and are subject to completion of the audit of the Company’s financial statements.

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,330,394	$1,867,999
Receivables, net	1,992,478	1,496,934
Inventories, net	8,408,089	5,770,289
Prepaid expenses	1,124,363	941,966
Other receivables	1,205,803	654,141
Other current assets	45,935	10,296
Deferred advertising - CBS	—	38,807
Total current assets	19,107,062	10,780,432
RESTRICTED CASH	255,000	850,000
ACQUISITION ESCROW	750,000	—
PROPERTY AND EQUIPMENT, net	2,455,040	2,236,906
INVESTMENTS IN AND ADVANCES TO EQUITY METHOD INVESTEES	435,509	164,205
INTANGIBLE ASSETS, net	1,515,985	1,603,985
GOODWILL, net	44,977,429	40,813,682
OTHER ASSETS	256,258	431,811
TOTAL ASSETS	$69,752,283	$56,881,021
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,043,098	$2,201,431
Accrued expenses and other	5,040,338	5,178,467
Loan from shareholder/officer	—	600,000
Deferred revenue	12,006,919	9,063,317
Current portion of capital lease obligations	150,103	227,538
Total current liabilities	21,240,458	17,270,753
CAPITAL LEASE OBLIGATIONS, less current portion	84,523	178,790
DEFERRED REVENUE	227,000	193,063
MINORITY INTEREST	74,075	21,895
OTHER DEFERRED LIABILITY	104,539	903,192
CONVERTIBLE DEBENTURES, NET	799,152	4,027,629
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 539,127 shares authorized; none outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 31,283,706 and 21,810,266 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	312,837	218,103
Additional paid-in capital	305,729,408	279,087,772
Deferred compensation	(2,437,500)	(162,500)
Accumulated deficit	(256,382,209)	(244,857,676)
Total shareholders' equity	47,222,536	34,285,699
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$69,752,283	$56,881,021

HOLLYWOOD MEDIA CORP. REPORTS 2004 FINANCIAL RESULTS

The following financial tables are unaudited and are subject to completion of the audit of the Company’s financial statements.

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,		THREE MONTHS ENDED DECEMBER 31,
	2004	2003	2004	2003
NET REVENUES
Ticketing	$59,689,971	$52,266,539	$20,085,639	$15,740,983
Other	13,288,696	12,592,423	3,621,171	3,508,202
	72,978,667	64,858,962	23,706,810	19,249,185
OPERATING EXPENSES:
Cost of revenues - ticketing	51,707,867	44,850,254	17,357,680	13,220,647
Editorial, production, development and technology (exclusive of depreciation and amortization shown separately below)	5,137,458	5,347,062	1,269,239	1,589,062
Selling, general and administrative	23,751,393	18,706,679	8,158,014	4,844,747
Amortization of CBS advertising	38,807	885,974	—	276,781
Depreciation and amortization	2,221,100	2,624,729	616,486	784,928
Total operating expenses	82,856,625	72,414,698	27,401,419	20,716,165
Operating loss	(9,877,958)	(7,555,736)	(3,694,609)	(1,466,980)
EQUITY IN EARNINGS OF INVESTEES	576,317	957,681	18,604	(77,924)
OTHER INCOME (EXPENSE):
Interest, net	(2,611,081)	(1,442,707)	(62,621)	(405,704)
Other, net	776,572	1,163,308	(10,279)	1,271,473
Loss before minority interest	(11,136,150)	(6,877,454)	(3,748,905)	(679,135)
MINORITY INTEREST IN EARNINGS OF SUBSIDIARIES	(388,383)	(564,233)	(93,133)	(114,544)
Net loss	$(11,524,533)	$(7,441,687)	$(3,842,038)	$ (793,679)
Basic and diluted loss per common share	$(0.41)	$(0.36)	$(0.13)	$(0.04)
Weighted average common and common equivalent shares outstanding - basic and diluted	27,784,850	20,829,183	30,154,256	21,486,263